NEWS RELEASE

For Immediate Release
October 26, 2016
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2016
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended September 30, 2016. Net income for the third quarter of 2016 was $51.4 million, or $4.28 per share, compared to $69.3 million, or $5.77 per share, for the second quarter of 2016, and $56.0 million, or $4.66 per share, for the corresponding period of 2015, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 0.63 percent and an annualized return on average equity of 6.69 percent, compared to respective returns of 0.87 percent and 9.33 percent for the second quarter of 2016, and 0.71 percent and 7.86 percent for the third quarter of 2015.
For the nine months ended September 30, 2016, net income was $172.8 million, or $14.39 per share, compared to $167.6 million, or $13.96 per share, reported for the same period of 2015. Annualized returns on average assets and average equity were 0.72 percent and 7.73 percent, respectively, through September 30, 2016, compared to 0.73 percent and 8.07 percent, respectively, for the same period a year earlier. Year-to-date 2016 earnings included a pre-tax benefit of $16.6 million resulting from the early termination of FDIC loss share agreements during the second quarter of 2016 and gains of $5.8 million recognized in connection with the March 11, 2016, acquisition of North Milwaukee State Bank (NMSB) of Milwaukee, Wisconsin, and the May 6, 2016, acquisition of First CornerStone Bank (FCSB) of King of Prussia, Pennsylvania. Year-to-date 2015 earnings included a $42.9 million gain on the February 13, 2015, acquisition of Capitol City Bank & Trust (CCBT) of Atlanta, Georgia.
On September 1, 2016, First Citizens Bank completed the merger of Midlothian, Virginia-based Cordia Bancorp, Inc. (Cordia) and its subsidiary, Bank of Virginia, into First Citizens Bank. Under the terms of the merger agreement, cash consideration of $5.15 was paid to Cordia’s shareholders for each of their shares of Cordia’s common stock, with total consideration paid of $37.1 million. The Cordia acquisition contributed $241.4 million in loans and leases and $292.2 million in deposit balances at the acquisition date.
THIRD QUARTER HIGHLIGHTS

•	Loans grew by $554.4 million to $21.30 billion during the third quarter of 2016, reflecting solid originated portfolio growth and the Cordia acquisition.

•
Deposits increased $667.5 million, or by 9.7 percent on an annualized basis, from June 30, 2016, primarily due to organic growth in low-cost demand deposit accounts and the deposit balances acquired from Cordia.

•	Net interest income increased $3.7 million, or by 1.6 percent, from the second quarter of 2016. The increase was primarily due to higher loan interest income related to originated loan volume.

•
BancShares remained well capitalized at September 30, 2016, under Basel III capital requirements with a Tier 1 risk-based capital ratio of 12.50 percent, common equity Tier 1 ratio of 12.50 percent, total risk-based capital ratio of 13.96 percent and leverage capital ratio of 9.07 percent.

LOANS AND DEPOSITS
Loans at September 30, 2016 were $21.30 billion, a net increase of $554.4 million compared to June 30, 2016, representing growth of 10.7 percent on an annualized basis. Loan growth reflects an increase in the originated portfolio of $434.6 million primarily related to the commercial portfolio and loans acquired in the Cordia transaction of $237.4 million at September 30, 2016. Originated loan growth was partially offset by the sale of certain residential mortgage loans totaling $64.3 million, which resulted in a gain of $3.8 million. Purchased credit impaired (PCI) loans decreased by $53.3 million, reflecting loan runoff.
Loan balances increased by a net $1.06 billion, or 7.0 percent on an annualized basis, since December 31, 2015. This increase was primarily driven by $901.9 million of organic growth in the non-PCI portfolio and $237.4 million from the Cordia acquisition at September 30, 2016. The PCI portfolio declined over this period by $82.3 million, reflecting continued loan runoff of $152.8 million offset by net loans acquired from NMSB and FCSB, which were $31.8 million and $38.7 million, respectively, at September 30, 2016.
At September 30, 2016, deposits were $27.93 billion, an increase of $667.5 million since June 30, 2016, due to organic growth primarily in low-cost demand deposit accounts and the deposit balances acquired in the Cordia transaction of $256.0 million at September 30, 2016. Deposits increased by $994.5 million, or 3.7 percent, since December 31, 2015, primarily due to organic growth in demand deposit, savings and checking with interest accounts and the deposit balances from the NMSB, FCSB and Cordia acquisitions, offset by runoff in time deposits and money market accounts.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $212.0 million at September 30, 2016, an increase of $3.9 million and $5.7 million from June 30, 2016, and December 31, 2015, respectively. The allowance as a percentage of total loans at September 30, 2016, was 1.00 percent, unchanged from June 30, 2016 and down from 1.02 percent at December 31, 2015.
BancShares recorded net provision expense of $7.5 million for loan and lease losses for the third quarter of 2016, and $4.6 million and $107 thousand for the second quarter of 2016 and third quarter of 2015, respectively. The $2.9 million increase in net provision expense compared to the second quarter of 2016 was due to higher originated loan growth and lower impairment reversals on PCI loans, offset by changes in reserves on impaired non-PCI loans and leases. The $7.4 million increase in net provision expense from the third quarter of 2015 was primarily due to a $4.1 million reversal of previously recorded specific reserves on impaired non-PCI loans in the prior year as a result of refined loss estimates and lower credit quality improvements in the current quarter.
The non-PCI loan provision expense was $7.4 million for the third quarter of 2016, compared to provision expense of $6.7 million and a net provision credit of $2.7 million for the second quarter of 2016 and third quarter of 2015, respectively. The PCI loan portfolio provision expense was $77 thousand during the third quarter of 2016, compared to a net provision credit of $2.1 million during the second quarter of 2016 and provision expense of $2.8 million during the third quarter of 2015.
NONPERFORMING ASSETS
At September 30, 2016, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $160.1 million, up from $159.9 million at June 30, 2016, and down from $169.0 million at December 31, 2015. The increase from June 30, 2016 was due to a $1.9 million increase in OREO primarily the result of additions from the Cordia acquisition, partially offset by a $1.6 million reduction in nonaccrual loans. The decrease from December 31, 2015 was due to a $12.2 million reduction in nonaccrual loans, primarily in commercial loans, offset by a $3.4 million increase in OREO as additions outpaced sales.
NET INTEREST INCOME
Net interest income increased $3.7 million, or by 1.6 percent, to $235.8 million from the second quarter of 2016. The increase was primarily due to higher non-PCI loan interest income of $7.0 million related to originated loan volume, a $560 thousand increase in interest income earned on overnight investments and a decrease in interest expense of $535 thousand. These favorable impacts were offset by a decrease in PCI loan interest income of $3.1 million due to runoff in the portfolio and lower investment securities interest income of $1.3 million. Proceeds from sales, maturities and pay down activities in the investment portfolio have not been redeployed into the securities portfolio pending market opportunities.
For the nine months ended September 30, 2016, securities gains totaled $17.5 million, up $6.7 million from the same period a year earlier, more than offsetting the decline in investment securities interest income.
Net interest income decreased $3.5 million, or by 1.5 percent, from the third quarter of 2015. The decrease was primarily due to lower PCI loan income of $15.2 million as a result of PCI loan portfolio runoff, a $625 thousand decrease in investment securities interest income and a $191 thousand increase in interest expense. These declines in net interest income were offset by a $9.9 million increase in non-PCI loan interest income due to originated loan volume and a $2.6 million increase in interest income earned on excess cash held in overnight investments. The December 2015 federal funds rate increase of 25 basis points contributed to higher interest income earned on overnight investments during 2016.
The taxable-equivalent net interest margin was 3.10 percent for the third quarter of 2016, a decrease of 3 basis points from the second quarter of 2016 and a decrease of 19 basis points from the same quarter in the prior year. The margin compression for both periods was primarily due to continued PCI loan portfolio runoff, offset by originated loan growth and lower rates on interest-bearing deposits.
NONINTEREST INCOME
Total noninterest income was $117.8 million in the third quarter of 2016, down $22.4 million from the second quarter of 2016. The decrease was driven primarily by the $16.6 million impact of the early termination of the FDIC loss share agreements recognized in the second quarter of 2016, lower investment securities gains of $12.2 million and a $2.5 million decrease in acquisition gains related to NMSB and FCSB. Noninterest income benefited from a $3.8 million gain on the sale of certain residential mortgage loans, a $2.2 million increase in mortgage income due primarily to increased production and lower impairment charges on mortgage servicing assets, and a $1.4 million increase in merchant and cardholder services as a result of higher sales volume. The third quarter of 2016 included an additional $837 thousand gain on the FCSB acquisition due to a refinement of initial fair values.
Noninterest income, excluding acquisition gains, increased by $7.3 million from the same quarter in the prior year. This increase was primarily due to a $5.1 million increase in merchant and cardholder services, the $3.8 million gain on the sale of certain residential mortgage loans during the current quarter, a $2.3 million increase in recoveries of PCI loans previously charged-off and a $1.3 million increase in service charges on deposit accounts. These favorable impacts were partially offset by a $5.2 million decrease in securities gains.
NONINTEREST EXPENSE
Noninterest expense increased by $8.9 million to $267.2 million compared to the second quarter of 2016. Personnel expense increased $4.8 million as a result of higher health insurance expense and lower salary deferrals due primarily to the refinement of certain loan origination costs. Additionally, foreclosure-related expenses increased $3.1 million due to lower reimbursements on Small Business Administration (SBA) guaranteed loans and merger-related expenses increased $2.4 million primarily related to the Cordia acquisition. These increases were partially offset by a decrease in other expense primarily as a result of certain litigation-related costs of $2.3 million recognized in the second quarter of 2016.
Noninterest expense increased by $7.1 million from the same quarter last year, primarily the result of a $2.7 million increase in merchant and card processing expense related to higher sales volume, a $2.6 million increase in occupancy expense due to a one-time depreciation adjustment related to a system conversion during the third quarter of 2015, a $1.3 million increase in equipment expense, higher consultant expense of $1.0 million and a $929 thousand increase in foreclosure-related expenses. These increases were partially offset by a $1.6 million decrease in personnel expenses due to increased deferrals of salary costs related to loan origination activity.

INCOME TAXES
Income tax expense was $27.5 million, $40.3 million and $32.9 million for the third quarter of 2016, second quarter of 2016, and third quarter of 2015, representing effective tax rates of 34.9 percent, 36.7 percent and 37.0 percent during the respective periods. The decline in the effective tax rate in the third quarter of 2016 was primarily attributable to lower pre-tax earnings. In addition, during the third quarter of 2016, BancShares adjusted its net deferred tax asset as a result of a reduction in the North Carolina corporate income tax rate that will become effective January 1, 2017. The lower state corporate income tax rate did not have a material impact on tax expense for the quarter.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 20 states, including online banking, mobile banking, ATMs and telephone banking. As of September 30, 2016, BancShares had total assets of $32.97 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Nine months ended
(Dollars in thousands, except share data; unaudited)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
SUMMARY OF OPERATIONS
Interest income	$246,494	$243,369	$249,825	$732,975	$727,348
Interest expense	10,645	11,180	10,454	32,217	33,162
Net interest income	235,849	232,189	239,371	700,758	694,186
Provision for loan and lease losses	7,507	4,562	107	16,912	13,618
Net interest income after provision for loan and lease losses	228,342	227,627	239,264	683,846	680,568
Gain on acquisitions	837	3,290	—	5,831	42,930
Noninterest income excluding gain on acquisitions	117,004	136,960	109,750	357,542	325,023
Noninterest expense	267,233	258,303	260,172	777,207	783,029
Income before income taxes	78,950	109,574	88,842	270,012	265,492
Income taxes	27,546	40,258	32,884	97,220	97,854
Net income	$51,404	$69,316	$55,958	$172,792	$167,638
Taxable-equivalent net interest income	$237,146	$233,496	$240,930	$704,829	$698,836
PER SHARE DATA
Net income	$4.28	$5.77	$4.66	$14.39	$13.96
Cash dividends	0.30	0.30	0.30	0.90	0.90
Book value at period-end	256.76	252.76	238.34	256.76	238.34
CONDENSED BALANCE SHEET
Cash and due from banks	$495,705	$507,569	$546,444	$495,705	$546,444
Overnight investments	2,997,086	2,276,080	2,368,132	2,997,086	2,368,132
Investment securities	6,384,940	6,557,736	6,690,879	6,384,940	6,690,879
Loans and leases	21,296,980	20,742,571	19,855,806	21,296,980	19,855,806
Less allowance for loan and lease losses	(211,950)	(208,008)	(205,463)	(211,950)	(205,463)
FDIC loss share receivable	3,108	5,281	9,276	3,108	9,276
Other assets	2,006,041	2,349,174	2,184,750	2,006,041	2,184,750
Total assets	$32,971,910	$32,230,403	$31,449,824	$32,971,910	$31,449,824
Deposits	$27,925,253	$27,257,774	$26,719,375	$27,925,253	$26,719,375
Other liabilities	1,962,909	1,936,925	1,867,921	1,962,909	1,867,921
Shareholders’ equity	3,083,748	3,035,704	2,862,528	3,083,748	2,862,528
Total liabilities and shareholders’ equity	$32,971,910	$32,230,403	$31,449,824	$32,971,910	$31,449,824
SELECTED PERIOD AVERAGE BALANCES
Total assets	$32,655,417	$32,161,905	$31,268,774	$32,176,082	$30,842,745
Investment securities	6,452,532	6,786,463	7,275,290	6,582,604	7,106,322
Loans and leases	21,026,510	20,657,094	19,761,145	20,678,838	19,349,072
Interest-earning assets	30,446,592	29,976,629	29,097,839	29,995,602	28,666,506
Deposits	27,609,418	27,212,814	26,719,713	27,274,646	26,301,783
Interest-bearing liabilities	19,114,740	19,092,287	18,911,455	19,091,511	19,004,721
Shareholders’ equity	$3,058,155	$2,989,097	$2,823,967	$2,987,455	$2,775,873
Shares outstanding	12,010,405	12,010,405	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	0.63%	0.87%	0.71%	0.72%	0.73%
Annualized return on average equity	6.69	9.33	7.86	7.73	8.07
Taxable-equivalent net interest margin	3.10	3.13	3.29	3.14	3.26
Efficiency ratio (1)	75.81	75.96	75.73	75.88	77.65
Tier 1 risk-based capital ratio	12.50	12.63	12.77	12.50	12.77
Common equity Tier 1 ratio	12.50	12.63	12.63	12.50	12.63
Total risk-based capital ratio	13.96	14.10	14.18	13.96	14.18
Leverage capital ratio	9.07	9.09	8.97	9.07	8.97
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains and FDIC loss share termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Nine months ended
(Dollars in thousands, unaudited)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$208,008	$206,783	$208,317	$206,216	$204,466
(Credit) provision for loan and lease losses:
PCI loans (1)	77	(2,146)	2,769	(4,066)	(1,370)
Non-PCI loans (1)	7,430	6,708	(2,662)	20,978	14,988
Net charge-offs of loans and leases:
Charge-offs	(6,210)	(5,897)	(5,698)	(18,567)	(19,800)
Recoveries	2,645	2,560	2,737	7,389	7,179
Net charge-offs of loans and leases	(3,565)	(3,337)	(2,961)	(11,178)	(12,621)
ALLL at end of period	$211,950	$208,008	$205,463	$211,950	$205,463
ALLL at end of period allocated to loans and leases:
PCI	$11,632	$11,555	$17,557	$11,632	$17,557
Non-PCI	200,318	196,453	187,906	200,318	187,906
ALLL at end of period	$211,950	$208,008	$205,463	$211,950	$205,463
Net charge-offs of loans and leases:
PCI	$—	$56	$680	$614	$2,702
Non-PCI	3,565	3,281	2,281	10,564	9,919
Total net charge-offs	$3,565	$3,337	$2,961	$11,178	$12,621
Reserve for unfunded commitments	$379	$399	$411	$379	$411
SELECTED LOAN DATA
Average loans and leases:
PCI	$892,115	$931,820	$1,081,497	$921,151	$1,151,259
Non-PCI	20,134,395	19,725,274	18,679,648	19,757,687	18,197,813
Loans and leases at period-end:
PCI	868,200	921,467	1,044,064	868,200	1,044,064
Non-PCI	20,428,780	19,821,104	18,811,742	20,428,780	18,811,742
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$4,142	$3,759	$5,329	$4,142	$5,329
Non-PCI	87,043	89,006	87,276	87,043	87,276
Other real estate	68,964	67,089	69,859	68,964	69,859
Total nonperforming assets	$160,149	$159,854	$162,464	$160,149	$162,464
Accruing loans and leases 90 days or more past due	$69,312	$79,824	$79,816	$69,312	$79,816
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	—%	0.02%	0.25%	0.09%	0.31%
Non-PCI	0.07	0.07	0.05	0.07	0.07
Total	0.07	0.06	0.06	0.07	0.09
ALLL to total loans and leases:
PCI	1.34	1.25	1.68	1.34	1.68
Non-PCI	0.98	0.99	1.00	0.98	1.00
Total	1.00	1.00	1.03	1.00	1.03
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	0.75	1.17	3.72	0.75	3.72
Noncovered	0.75	0.77	0.77	0.75	0.77
Total	0.75	0.77	0.82	0.75	0.82
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
INTEREST-EARNING ASSETS
Loans and leases	$21,026,510	$220,480	4.17%	$20,657,094	$216,612	4.22%	$19,761,145	$225,955	4.54%
Investment securities:
U. S. Treasury	1,528,010	3,018	0.79	1,540,669	2,993	0.78	2,004,586	3,887	0.77
Government agency	321,664	711	0.88	373,006	844	0.91	756,474	1,922	1.02
Mortgage-backed securities	4,470,507	18,833	1.69	4,787,719	20,554	1.72	4,514,212	18,446	1.63
Corporate bonds	43,535	648	5.95	12,533	197	6.27	—	—	—
Other	88,816	316	1.41	72,536	251	1.40	18	—	—
Total investment securities	6,452,532	23,526	1.46	6,786,463	24,839	1.47	7,275,290	24,255	1.33
Overnight investments	2,967,550	3,785	0.51	2,533,072	3,225	0.51	2,061,404	1,174	0.23
Total interest-earning assets	$30,446,592	$247,791	3.24%	$29,976,629	$244,676	3.28%	$29,097,839	$251,384	3.43%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,475,963	$231	0.02%	$4,446,454	$218	0.02%	$4,180,364	$225	0.02%
Savings	2,055,877	157	0.03	2,016,387	151	0.03	1,866,161	119	0.03
Money market accounts	8,060,290	1,568	0.08	8,084,829	1,644	0.08	8,229,793	1,788	0.09
Time deposits	2,900,840	2,501	0.34	2,986,103	2,588	0.35	3,312,291	3,084	0.37
Total interest-bearing deposits	17,492,970	4,457	0.10	17,533,773	4,601	0.11	17,588,609	5,216	0.12
Repurchase agreements	766,893	489	0.25	738,191	453	0.25	762,081	502	0.26
Other short-term borrowings	12,162	51	1.68	2,573	1	0.13	12,551	88	2.84
Long-term obligations	842,715	5,648	2.68	817,750	6,125	3.00	548,214	4,648	3.39
Total interest-bearing liabilities	$19,114,740	$10,645	0.22	$19,092,287	$11,180	0.23	$18,911,455	$10,454	0.22
Interest rate spread			3.02%			3.05%			3.21%
Net interest income and net yield on interest-earning assets		$237,146	3.10%		$233,496	3.13%		$240,930	3.29%
Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale. Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 5.5 percent, 5.5 percent and 6.0 percent for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively. The taxable-equivalent adjustment was $1,297, $1,307 and $1,559 for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.